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   [CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT
     HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION]


                                                                    EXHIBIT 10.5



                      SCREENING AND DEVELOPMENT AGREEMENT

THIS AGREEMENT, made and entered into as of the 12th day of April, 1996 by and between HESKA CORPORATION, 1825 Sharp Point Drive, Fort Collins, C0 80525, USA (hereinafter referred to as "Heska") and CIBA-GEIGY LIMITED, 4002 Basle, Switzerland (hereinafter referred to as "Ciba").

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WHEREAS, Heska as a consequence of its efforts on the discovery and development of unique biological products for the diagnosis, prevention and treatment of parasitic, viral and bacterial infections in dogs, cats and horses owns and continuously develops molecular targets and tools; and

WHEREAS, Ciba is interested for possible commercialization worldwide to use Heska's existing and future molecular targets and tools to screen for pharmaceutical candidates for companion and food animals and for food animal vaccine applications; and

WHEREAS, it is in the interest of both parties to make use of Heska's tools and targets and Ciba's screening and development capacity in view of an exclusive commercialization of pharmaceuticals by Ciba in the field of food animals and a co-exclusive commercialization in the field of parasite control in companion animals and for food animal vaccines.

NOW THEREFORE, the parties agree as follows:


ARTICLE I - DEFINITIONS

1.1      "Companion Animals" means dogs, cats and horses.

1.2      "Food Animals" means cattle, sheep, pigs, poultry and fish.

1.3 "Tools and Targets" means any tangible materials and patentable information relating to such biological materials discovered and developed by Heska prior to December 31, 2005, including, but not limited to, genes, proteins, antibodies, cells and cell lines, vectors, and methods for the manufacture or use of the foregoing. Tools and Targets shall not, however, include (a) any substantially developed food animal vaccines acquired by Heska from third parties as part of its business development activities (e.g., Diamond bovine vaccines); (b) any materials or technology licensed to Heska by third parties under agreements which don't allow Heska to grant a sub-license to Ciba; (c) any materials or technology acquired by Heska as part of its business development activities to the extent such materials or technology are subject to agreements that existed
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         prior to the acquisition by Heska; or (d) any food animal vaccine products developed by Heska after Ciba has elected not to participate in such development pursuant to the Right of First Refusal Agreement of even date herewith.

1.4 "Field" means drug based (or pharmaceutical) parasite control in Companion Animals and any commercial application in Food Animals including vaccines.

1.5 "Products" means marketable products for use in the Field developed or obtained by screening using Tools and Targets.

1.6 "Net Sales Value" means gross invoice value of sales made by Ciba or a Subsidiary of Ciba to third parties of Products less credits for returned goods, discounts and/or rebates and sales taxes as audited by Ciba's independent auditors.

1.7 "Subsidiary" means any company or entity at least fifty percent (50%) of whose voting stock is owned or directly or indirectly controlled.

1.8      "Territory" means all countries of the world.

1.9 "Co-exclusive" means exclusive for Ciba save the right retained by Heska to be exercised on its own or by a Subsidiary of Heska provided, however, that with regard to screening activities entering into a collaboration with a third party is not excluded.


ARTICLE 2 -  DISCLOSURE OF TOOLS AND TARGETS AND GRANT OF RIGHTS TO CIBA

2.1 A science committee with equal representation of both parties shall discuss status and potential applications of Tools and Targets and review joint R+D activities, if any, at six-monthly intervals. The discussions shall be as open as possible from both sides in order to maximally exploit synergies and complementarities. Ciba representatives shall be permitted to examine relevant Heska laboratory notebooks and primary data upon request. The science committee shall be provided with a comprehensive update on intellectual property matters with respect to the Field.

2.2 The parties shall discuss possibilities of joint research and/or development activities using Tools and Targets in the Field. Joint research projects shall be agreed on and managed by the science committee which will determine scope and objectives, establish milestones and decide on funding. Joint development projects shall be proposed by the science committee and decided on by the appropriate management bodies of both parties based on agreements to be negotiated on a case by case basis.
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2.3      If and to the extent the parties are not able to agree upon within a reasonable time frame on joint programs, Ciba shall have

         a) the exclusive right to use Tools and Targets to develop drug based (pharmaceutical) Products for Food Animals and

         b) shall have the co-exclusive right to use Tools and Targets to develop Products in the areas of drug based (pharmaceutical) parasite control in Companion Animals and vaccines for Food Animals.


ARTICLE 3 - DEVELOPMENT PROGRAM AND PATENTS

3.1 Unless agreed otherwise between the parties in connection with a joint screening and development effort Ciba shall at its cost conduct such a program necessary in Ciba's opinion to develop a candidate based on a Tool and/or Target towards a commercial Product.

3.2 If Heska has not applied for a patent protecting Tools and Targets and/or Products Heska will upon Ciba's notification that it will begin with the Development Program file respective patent applications in the countries specified by Ciba. If Heska does not wish to file a patent in the said countries Ciba will be granted the right to do so under reasonable terms and conditions to be agreed upon.

3.3 Should a patentable invention result from Ciba's screening and development work hereunder, Ciba shall apply for patents as it deems appropriate.

3.4 Should a patentable invention result from joint research and/or development activities or as a direct result of discussions between scientists of both parties, the science committee shall decide on filing, ownership and funding of respective patent applications.

3.5 Neither party shall during the term of this Agreement let lapse any patent relating to Tools and Targets and/or Products without first offering to the other party the opportunity to acquire such patent.


ARTICLE 4 - COMMERCIALIZATIONLROYALTIES

4.1 Heska will, upon Ciba's request, grant to Ciba all licenses to Heska technology necessary for Ciba to commercialize any Products developed under this Agreement. Such licenses shall be exclusive with regard to Food Animals (except vaccines) and shall be co-exclusive in the areas of parasite control in Companion Animals and Food Animal vaccines. Such licenses shall be granted for the Territory and shall extend for for the lifetime of such Products. Ciba will, upon Heska's request, grant to Heska all licenses to Ciba technology necessary for Heska to commercialize any Products developed in a joint research and development effort; the parties shall agree upon the respective
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         license fee (on Net Sales Value basis) in good faith.

4.2 In consideration for the rights granted under this Agreement Ciba shall pay royalties of [ ] percent of Net Sales Value reached in Food Animals and [ ] percent of Net Sales Value reached in the areas of parasite control in Companion Animals. The royalty shall be paid by Ciba for countries with patent protection for Molecular Tools and/or Target and/or Products until expiration of the respective patent owned by Heska or Ciba. For countries without patent protection the consideration shall by paid for a period of ten (10) years from the date of the first commercial sale of the Products in the Territory.

4.3 The parties will submit reports within 60 days of the end of each calendar quarter showing Net Sales during such quarter and the payment that will be due to the other party pursuant to paragraphs 4.1 and 4.2 with respect to such quarter. All such payments pursuant to paragraphs 4.1 and 4.2 shall become due and payable once a year on February 15 for the preceding calendar year.

4.4 The party (or, if applicable, both parties) owing royalties to the other shall keep reasonable records containing the information for the compensation of Net Sales figures. The party (or, if applicable, both parties) entitled to royalties, at its own expense, shall have the right to nominate an independent auditor, satisfactory and acceptable to the other party, who shall have access, during normal business hours, to such of the other party's records necessary to determine the accuracy of quarterly Net Sales reports.


ARTICLE 5 - SECRECY

Both parties undertake to treat all technical and commercial information which they receive from the other party hereunder as strictly secret, except for the purposes of this Agreement. This secrecy obligation shall remain in force until December 31, 2010 but does not apply to information which:

a) was known and can be proven by documentary evidence to be known to the receiving party prior to disclosure by the other party; or
b) is or becomes through no fault of the receiving party public knowledge or literature; or
c) is obtained by the receiving party from a third party as a matter of right.


ARTICLE 6 - TERM AND TERMINATION

6.1 This Agreement shall become effective upon its execution by both parties and shall remain in force until December 31, 2005 and thereafter during the lifetime of any Product in development or being sold by Ciba at the time of termination.

6.2 If either party fails to perform or fulfil any substantial obligation hereunder and if such party fails to remedy any such failure within sixty (60) days after written notice specifying particulars thereof from the other party, then the latter party
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         shall have the right to terminate this Agreement by giving written notice of termination at any time within thirty (30) days after said sixty (60) days period.


ARTICLE 7 - ASSIGNMENT I NOVARTIS TRANSACTION

     This Agreement and all rights and obligations hereunder are personal to the parties hereto and may not be assigned without the express prior written consent of the other; provided, however, that Ciba may assign all of its rights and obligations hereunder, without the prior consent of Heska, in connection with the merger of Ciba-Geigy Limited and Sandoz Limited, and the formation of a new entity, Novartis.


ARTICLE 8 - GOVERNING LAW AND ARBITRATION

     8.1 This Agreement shall be governed by and interpreted in accordance with the laws of Switzerland.

     8.2 All disputes arising in connection with the present Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration will be held in Zurich.


     Basle,                                        Fort Collins,

     CIBA-GEIGY LIMITED                            HESKA CORPORATION



    /s/ H.B. GURTLER          /s/ DR. P. KORNICKER         /s/ FRED M. SCHWARZER

      H.B. GURTLER              Division Counsel            President and C.E.O.
    President Animal
    Health Division